EXHIBIT 10.4

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR EMPLOYEES
UNDER THE WASHINGTON TRUST BANCORP, INC.
2022 LONG TERM INCENTIVE PLAN
Name of Grantee:                 #ParticipantName#
No. of Performance Restricted Stock Units:    #QuantityGranted#
Grant Date:                #GrantDate#
Vesting Date:                #VestDate_1#
Pursuant to the Washington Trust Bancorp, Inc. 2022 Long Term Incentive Plan as amended through the date hereof (the “Plan”), Washington Trust Bancorp, Inc. (the “Company”) hereby grants an award of the number of Performance Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Performance Restricted Stock Unit shall relate to one share of Common Stock, par value $0.0625 per share (the “Stock”), of the Company.
1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Performance Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.Vesting of Performance Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date so long as the Grantee remains an employee of the Company or a Subsidiary on such Date except as otherwise provided herein, and subject to attainment of the Company’s performance goals as set forth herein
The actual number of shares of Stock earned by the Grantee (the “Earned Shares”) will vary depending upon the Company’s performance during the Performance Measurement Period with respect to the following metrics:

Metric	Weighting
#Metric 1#	#Metric1_Weighting#
#Metric 2#	#Metric2_Weighting#
#Metric 3#	#Metric3_Weighting#
relative to the same metrics over the same period of the Peer Group.
The Company’s relative performance ranking in #Metric1#, #Metric2# and #Metric3# over the entire Performance Measurement Period will be used to determine the actual number of Earned Shares pursuant to the following table:

Company’s Performance vs. Peer Group’s Performance	Percentage of Target Shares Earned
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile	150%
100th percentile	200%

Percentiles that fall between whole numbers will be rounded to the nearest whole number. The Company must achieve threshold performance at the 25th percentile for the applicable metric for any shares to become Earned Shares based on that metric. Payouts range from 50% to 200% of the target award based on a straight line interpolation for performance from the 25th percentile to the 100th percentile.
Once performance results for the Company and the Peer Group are available, the Administrator shall certify performance achievement within thirty (30) days. Upon certification by the Administrator, and subject to continued employment of the Grantee by the Company through the Vesting Date except as otherwise provided herein, the Earned Shares shall be issued and delivered to the Grantee, either via book entry or actual stock certificates, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company, within ten (10) days following such certification or Vesting Date, if later. Thereupon, the Grantee shall have all the rights of a shareholder with respect to such Earned Shares, including voting and dividend rights.
Notwithstanding the foregoing, in the event of the Grantee’s death, provided that the Grantee was an employee of the Company or a Subsidiary immediately prior to the date of the Grantee’s death, any Performance Restricted Stock Units that have not vested and have not previously been forfeited shall become fully vested on the date of the Grantee’s death.
Further, notwithstanding the foregoing, in the event of Grantee’s termination due to Retirement or Permanent Disability, provided that the Grantee was an employee of the Company or a Subsidiary immediately prior to the date of the Grantee’s termination due to Retirement or Permanent Disability, the requirement for the Grantee to be employed on the Vesting Date will be waived and the Earned Shares, determined in accordance with the following sentence, shall be issued and delivered to the Grantee, either via book entry or actual stock certificates, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company, within ten (10) days following the Administrator’s certification of performance achievement. In such case, the actual number of shares of Stock to be issued to the Grantee hereunder shall be determined by multiplying the number of Earned Shares determined by the Administrator by a fraction, the numerator of which shall be in the case of Grantee’s termination due to Retirement, the number of full calendar months from the Grant Date through the Grantee’s termination due to Retirement and, in the case of Grantee’s termination due to Permanent Disability, the number of full calendar months from the Grant Date through the date of Grantee’s Permanent Disability, and in each case the denominator of which shall be #VestingMonths#. For this purpose, “Retirement” shall mean the Grantee’s termination of employment with the Company or a Subsidiary after attaining age 65 or, if later, the fifth anniversary of employment; or after attaining age 55 with at least ten years of service; and “Permanent Disability” shall mean that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or the Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or a Subsidiary.
For purposes of this Agreement, the following terms shall have the following meanings:
(a)Performance Measurement Period: #MeasurementPeriod#. Performance will be assessed over the entire Performance Measurement Period.
(b)Shortened Performance Measurement Period: The period from #PerformanceStart# through the date of a Sale Event of the Company. Performance will be assessed as available for the Shortened Performance Measurement Period. Calendar year performance will be used for each completed year; and for any partial years, year-to-date performance through the completed calendar quarter immediately preceding or coinciding with the date of such Sale Event of the Company. Performance for a partial year will be weighted accordingly.
(c)Peer Group: SNL Index of banks and thrifts located in New England and Mid-Atlantic with assets of #PeerGroupSize# as constituted at the beginning of the Performance Measurement Period or Shortened Performance Measurement Period, as applicable.
The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.
Notwithstanding anything in the Plan to the contrary, in the case of and subject to the consummation of a Sale Event prior to the end of the Performance Measurement Period, provided that the Grantee remains an employee of the Company or a Subsidiary through the date of such Sale Event except as otherwise provided herein, the Administrator shall determine the number of Earned Shares in accordance with the principles set forth in this Paragraph 2 based upon the Company’s performance relative to the Peer Group’s during the Shortened Performance Measurement Period, or target if greater. In the case of and subject to the consummation of a Sale Event after the end of the Performance Measurement Period but prior to the Vesting Date, provided that the Grantee remains an employee of the Company or a Subsidiary through the date of such Sale Event except as otherwise provided herein, the Administrator shall determine the number of Earned Shares to be issued to the Grantee in accordance with the provisions of Paragraph 2. The requirement that the Grantee be employed by the Company through the Vesting Date shall be waived in the event of a Sale Event, provided that the Grantee must remain an employee of the Company or a Subsidiary through the date of the Sale Event unless such requirement has previously been waived due to the Grantee’s death, termination due to Retirement or Permanent Disability. Notwithstanding the foregoing, in the event the Sale Event occurs prior to the completion of at least one full calendar quarter in the Shortened Performance Measurement Period no shares will become Earned Shares and no shares of Stock will be issued to the Grantee pursuant to this Award.
3.Termination of Employment. Except as set forth in Paragraph 2 above, if the Grantee’s employment with the Company and its Subsidiaries terminates for any reason prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Performance Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Performance Restricted Stock Units.
4.Dividend Equivalents. Upon the issuance of shares of Stock to the Grantee pursuant to Paragraph 5 below, the Company shall also provide the Grantee with a lump sum cash payment in an amount equal to the amount of dividends per share paid by the Company from the Grant Date through the share issuance date multiplied by the number of shares of Stock actually issued to the Grantee.
5.Issuance of Shares of Stock.
(a)In general. Generally, shares will be delivered to the Grantee as provided in Paragraph 2 above.
(b)Sale Event. If a Sale Event qualifies as a “change in control event” within the meaning of Section 409A, Earned Shares (or cash equivalent if shares of Stock are no longer available) shall be issued to the Grantee immediately following the Sale Event, subject to certification of performance achievement of the Company within twenty (20) days after performance results for the Company and the Peer Group become available. If a Sale Event does not qualify as a “change in control event” within the meaning of Section 409A, and subject to certification of performance achievement of the Company within twenty (20) days after performance results for the Company and the Peer Group become available, the Earned Shares (or cash equivalent if shares of Stock are no longer available) shall be issued to the Grantee upon the earliest of (i) the Vesting Date, (ii) the Grantee’s death, or (iii) the Grantee’s “separation from service” within the meaning of Section 409A; provided, however, that if the Grantee is a “specified employee” within the meaning of Section 409A upon his separation from service, the issuance shall be delayed until the seventh month after the Grantee’s separation from service.
6.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
7.Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.
8.Section 409A. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A as “short-term deferrals” as described in Section 409A, or otherwise compliant with Section 409A.
9.No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.
10.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

11.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
12.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
13.Clawback. If the Company is required to prepare an accounting restatement or due to the material noncompliance with any financial reporting requirement under the Federal securities laws, the Grantee is required to reimburse the Company for the value of shares of Stock issued under this Award that would not have been Earned Shares based on the restated financial results. Notwithstanding the foregoing, if the Grantee is or becomes an “Executive Officer,” as defined in the Washington Trust Bancorp, Inc. Incentive Compensation Clawback and Forfeiture Policy, the Performance Restricted Stock Units, any shares of Stock issued upon settlement of the Performance Restricted Stock Units, and any dividend equivalents pursuant to Paragraph 4 of this Agreement, shall be subject to the Clawback Policy.
WASHINGTON TRUST BANCORP, INC.
By:
Edwin J. Santos, Chairperson
Compensation and Human Resources Committee

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.
Dated:    #AcceptanceDate#
#Signature#
Grantee’s Signature
#ParticipantName#